Exhibit 99.02

Opening of Results Announcement

ACM Shanghai Q1 2022 Results Earnings Call Transcript

Event Date/Time: April 28, 2022 / 8:00AM China Time

Company Participants
David Wang - Chief Executive Officer
Crystal Luo -Board Secretary

Crystal Luo
Good day, everyone. Welcome to ACMSH’s announcement of the performance of the first quarter in 2022. The following financial data are unaudited.

Before the announcement, please note that as ACMR, our parent company in the US, is still in a quiet period, the information we share here will be limited to the first quarter results of ACMSH and the public information about the lockdown status quo of Shanghai. We also note that the financial results of ACM Shanghai are unaudited, and are reported in RMB as prepared in accordance with Chinese GAAP, and those results will differ, potentially materially, from the financial results of our parent company ACM Research, Inc., who’s results will reflect additional financial and operational items and will be prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles. Now, onto the results:

In the first quarter of 2022, ACMSH recorded revenue of RMB353 million, representing a YoY increase of 28.5%. Our business growth in this quarter was lower than our expectation, mainly arising from the failure to recognize in the first quarter the sales of multiple equipment shipped at the end of last year with a total amount of approximately RMB172 million due to the delay by customers of factory operations.

The gross profit margin in the first quarter of 2022 was 47.2%, above  the upper end of our target range i.e. 45% of our gross profit margin, mainly due to the product portfolio. Nevertheless, the future gross profit margin is still expected to range from 40% to 45%.

In the first quarter of 2022, the net profit attributable to the parent company amounted to RMB4.31 million, a YoY decrease of 88.5%. The net profit attributable to the parent company after deducting non-recurring profit or loss was recorded as RMB23.59 million, a YoY decrease of 24.9%.  The decrease as mainly due to an increase in R&D investments by 126.8% year on year from RMB48.9 million in the same period last year to RMB111 million accounting for 31.4% of the revenue. The reason why the net profit attributable to the parent company was lower than the net profit attributable to the parent company after deducting non-recurring profit or loss lies in the loss of RMB24.5 million from the change in fair value of trading financial assets.

Opening of Results Announcement
At the end of the first quarter of 2022, the Company’s total assets amounted to RMB6.5 billion, an increase of 2.5% over the end of last year; while the net assets attributable to shareholders of the listed company amounted to RMB4.82 billion, an increase of 0.2% over the end of last year.

From the perspective of each product segment, ACM Shanghai's cleaning equipment revenue in the first quarter of 2022 was 208 million yuan, a year-on-year decrease of 12.9%, accounting for about 58.9% of revenue. The main reason for the decline in cleaning equipment was that the sales of a number of cleaning tools shipped at the end of last year were not confirmed in the first quarter due to delays in client factory operations.

The 18-chamber 300mm Ultra C VI single wafer cleaning equipment of ACMSH has been put into mass production. Such equipment can support most semiconductor cleaning processes required for advanced logic, DRAM and 3D NAND manufacturing, having a production capacity which is 50% higher than that of 12-chamber equipment, featured by compatibility with most wet cleaning and wet etching processes, efficient transmission and maximization of production capacity.

Opening of Results Announcement
We are further improving our cleaning equipment series products, including SAPS, TEBO, TAHOE, backside cleaning, edge bevel cleaning, full-automatic wet bench cleaning and scrubbing equipment, while continuing to invest in the development of advanced high-temperature IPA drying equipment, supercritical carbon dioxide drying equipment and other advanced wet processes, so that we can cover more than 90% of the cleaning processes, stabilize the leading position in domestic cleaning technology, and meanwhile accelerate our entry into the international market. After our SAPS cleaning equipment accessed the US market, we are also speeding up the expansion of markets in Taiwan, China, and Europe, Japan and Southeast Asia.

Electroplating, furnace tubes and other equipment revenue was 95 million yuan, a year-on-year increase of 95 million yuan, accounting for about 26.9% of revenue. In the first quarter of 2022, we ushered in a period of rapid growth in sales of copper plating equipment. With the strength of copper plating core technology, we rapidly increased the market share of front-end copper interconnection and back-end advanced packaging, while continuing our efforts on developing 14nm copper electroplating equipment and 7nm cobalt electroplating equipment. Our local copper electroplating technology can realize uniform electroplating on an ultra-thin seed layer with a thickness of 5nm, which can be applied for the electroplating process of technical nodes of 3nm and below.

At the same time, the research and development of ACM Shanghai furnace tube equipment is also progressing smoothly. Following high vacuum tempering and LPCVD (including silicon nitride, doped polysilicon and undoped polysilicon), we shipped the second ordered high-temperature tempering furnace in the first quarter. Our investments will be continued for the development of vertical furnace tube ALD product, which is expected to be verified at the customer end in the second half of this year.

Opening of Results Announcement
Advanced packaging equipment, services and spare parts and other processing equipment (excluding electroplating equipment) revenue was 50.06 million yuan, a YoY increase of 39.6%, accounting for about 14.2% of the operating income. This group covers a range of encapsulation equipment including gluing equipment, developing equipment, cleaning equipment, degumming equipment and wet etching equipment, as well as our service and spare parts. ACM Shanghai provides a full range of wet processing equipment to support advanced packaging, and is the only company that provides a full range of wet processing equipment and advanced electroplating equipment at the same time. Through the use of localized components and optimized design, the packaging equipment has reduced production costs, and the gross profit margin has increased significantly compared with the same period last year.

In terms of production capacity, output, and shipments, we achieved shipments of 425 million yuan in the first quarter of 2022, down 11.7% year-on-year. Affected by the Shanghai epidemic, the shipment volume was lower than the company's expectations. As we noted in our US press release, due to operational restrictions resulting from the Shanghai lockdowns, we could not ship a number of tools in the first quarter.  We believe the impact of the restrictions will be temporary, with some shipments being delayed from the first quarter of 2022 to the second quarter of 2022.

In the first quarter, the carrying amount of fixed assets increased by RMB268 million, mainly from transfer of public rental houses in Lin-Gang Area to fixed assets. Such public rental houses will be sold to core employees at original cost plus financial cost ten years later, primarily in order to motivate and retain our core employees to serve us on an ongoing basis.

After the listing of ACM Shanghai Shanghai’s Science and Technology Innovation Board (STAR Market), the company considered high-speed growth in the medium and long term and increased investment in research and development. We believe copper plating equipment and vertical furnace tubes including furnace tube ALD can ensure the rapid growth of the company in the next 3-5 years. On the basis of this strategic layout, the company has accelerated the development of two new products, paving the way for the company's rapid growth in the next five years. Under the guidance of the differentiated technology R&D strategy, ACM Shanghai and ACM Korea R&D teams work closely together. At present, the development of two new products is smooth. It is expected that one product will enter the client in the third quarter of this year, and the other product will be launched Entering client verification in the fourth quarter of this year.

Opening of Results Announcement
Finally, we would like to thank our customers, business partners and shareholders for their support and confidence in ACM Shanghai. Thank you to our staff for their outstanding work and their constant focus on serving our customers.

Next comes the Q&A session.

Opening of Results Announcement
ACM Shanghai Q1 2022 Results – Q&A Session

1. Mr. President, comparing with the increases and changes in the revenues of domestic peer companies in the industry for the same period, specifically considering the actual delivery, inspection, and acceptance of tools of the Company, what are the differences in the internal and external environments between the first quarter of the last year and the first quarter of this year, and what are the reasons for the more inspection and acceptance achieved in the first quarter of the last year and the slow inspection and acceptance in the first quarter of this year?

David Wang
In the first quarter, our service team was prevented from entering client side due to the Shanghai lockdowns, resulting in delays processing final acceptances of our tools by some major factories. We expect that the situation will improve in mid-May with the ease and lift of restrictions. The amount of equipment affected was 172 million yuan. If this part is included, the revenue growth rate in the first quarter will be 90%.

2. Given the unexpected long period of impacts of the pandemic in Shanghai from the middle or end of March to the present, what response measures have been implemented in the previous month, what are the recovery situation at present, what are the impacts on delivery, and is it practical to achieve the revenue objective for this year through the implementation of subsequent measures?

David Wang
As seen in the news, it started with spot lockdowns, then the lockdown of Pudong, and Puxi. This affected our shipments and acceptances at the end of the quarter. Prior to the lockdown in March 27, we have organized over 100 employees in the Chuansha factory for closed-loop production. Under the government’s measures to resume work and production, the Company was listed in the first batch of “white lists” for resumption of work about two weeks ago. We are now in close-loop production by shuttle only between the factory and living place and have started some goods reception and shipment. Under the guidelines of the anti-pandemic office, we are increasing the number of employees to gradually resume production in strict compliance with resumption rules.

Opening of Results Announcement
3. Mr. President, could you please describe the orders for this year? It’s expected that the current strong momentum of production expansion by domestic customers may be extended to 2023. In February, the Company announced several purchase orders, including a bulk purchase order for 29 sets of UltraCwb wet bench cleaning equipment, 13 sets of Ultra ECP map front-end copper interconnection electroplating equipment, and 8 sets of Ultra ECP ap back-end advanced packaging electroplating equipment. Will the delivery of such new product orders be affected by the pandemic?

David Wang
Order delivery was affected to a certain extent due to the pandemic in the first quarter. It’s expected that the delivery will be gradually restored after the middle of May, depending on the status of logistics for us and our supply chain. With respect to the general conditions of the Company’s orders, the global semiconductor shortage and continuous investment by customers lead to strong demands for the semiconductor equipment industry and for ACMSH. Orders remain strong, we are fully ordered for the second and third quarters, and are in the process of acquiring orders for the fourth quarter and the first quarter in the next year.

4. Could you please describe the advances from customers at present? Does the Company request advance payments from new customers at a certain ratio? What about the ratio?

Opening of Results Announcement
David Wang
The company's advance rate for new customers is around 30% on average

5. What do you think about the impacts of the price increase in upstream raw materials and cost increase in transportation costs on the gross margin in the following quarters?

David Wang
With respect to parts, despite that some of our suppliers requested for price increase, most suppliers did not make such a request because we are looking for long-term cooperation. Therefore, we did not see a major impact on the gross margin. The Company maintains its gross margin target between 40-45% depending on the product portfolio.

6. Has the pandemic in Shanghai affected the procurement of parts and chemical agents from overseas and shipment to overseas customers? Does it affect the R&D staff for the efficiency of assisting in device commissioning? Will the pandemic affect the pace of launching new products in the future?

David Wang
Both the procurement of parts from overseas and shipment to overseas markets have been affected by the pandemic, mainly because of customs matters for import and export and transportation have been affected by the pandemic. Given the ongoing efforts for resumption of production, it’s expected that the impact in the future will decrease. The efficiency of the R&D staff for assisting in device commissioning has not been affected. We do not expect the pandemic to affect the pace of launching new products in the future.

Opening of Results Announcement
7. When were the orders recognized in the first quarter received in the last year? According to such a pace, when will the revenue recognized in this year increase in amount?

David Wang
It’s the orders after September last year. 27% of the sales recognized in the first quarter of this year were shipped in the first quarter;  We believe that the restrictions will be temporary, with some shipments and acceptances being deferred from Q1 to Q2.

8. There is a news report in South Korea that ACMR will establish a factory in South Korea in the name of ACMR. Could you confirm this? What is the relationship between such a factory and ACMSH?

David Wang
The semiconductor equipment industry is a global industry, and we intend to sell the products of ACMSH to global customers. ACMR, as the controlling shareholder of ACMSH, has always committed to helping ACMSH release products for the international market. ACMR is looking for a land to establish a branch in South Korea, so as to assist ACMSH in establishing an R&D and production base in South Korea. As the controlling shareholder, ACMR will make all efforts to maximize the interests of all shareholders of ACMSH.

9. What are the reasons for the increase in the gross margin of the Company, and what is the sustainability of such a gross margin in the future?

David Wang
The Company achieved the gross margin of 47% in the first quarter, which is above the high-end of our target range of 40-45%. The range is determined by mix for a given period. In the future, we expect the gross margin of the Company to remain between 40-45%.

Opening of Results Announcement
10. How about the inventory of parts of the Company?

David Wang
The total inventory amount of parts is RMB1.72 billion, including RMB680 million as the costs of parts in goods shipped, and RMB1.04 billion of raw materials retained in stock or picked up for production.

11. In March and April, many semiconductor packaging and testing factories in Jiangsu are also greatly affected by the pandemic. What are the impacts of such a situation on the inspection and acceptance of the Company’s packaging and testing equipment? What are the impacts on the Company’s overall shipment of packaging and testing equipment?

David Wang
Yes, there are some influences. Overall, the company's packaging and testing equipment shipments this year are not expected to grow as fast as last year, but there is still a good increase. However, given the construction of 12-inch production lines in China, we expect market demands will increase.

12. Will you change 2022 revenue guidance and why?

David Wang
ACM Shanghai doesn’t provide revenue guidance. ACM Research, Inc., revenue guidance will be disclosed on its May 6 earnings release.